SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. ____________)

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ x ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

                         PARALLEL PETROLEUM CORPORATION
                  ------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

               --------------------------------------------------------
               (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):
[ x ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount previously paid:
       (2) Form, Schedule or Registration Statement No.:
       (3) Filing Party:
       (4) Date Filed:

                        PARALLEL PETROLEUM CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                     To Be Held
                                    May 15, 1996

To Our Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of Parallel Petroleum Corporation (the "Company") will be held at the Midland Petroleum Club, 501 West Wall Street, Midland, Texas 79701, on Wednesday, May 15, 1996 at 3:00 p.m., for the purpose of taking action on:

         1. The election of the six current Directors to serve until the next Annual Meeting of Stockholders and until their successors shall be duly elected and qualified;

         2. The ratification of the reappointment of KPMG Peat
       Marwick as the Company's independent auditors for 1996; and

         3. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Company's Board of Directors has fixed the close of business on April 12, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.
This Notice of Annual Meeting, the Proxy Statement and the Proxy are being mailed to stockholders of the Company beginning on or about April 15, 1996.
The principal executive office of the Company is located at One Marienfeld Place, Suite 465, 110 N. Marienfeld, Midland, Texas 79701.

                                          By Order of the Board of Directors


                                                   THOMAS W. ORTLOFF
                                                   Secretary
April 15, 1996





YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND PROMPTLY RETURN YOUR SIGNED PROXY IN THE POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                        PARALLEL PETROLEUM CORPORATION

                        One Marienfeld Place, Suite 465
                              110 N. Marienfeld
                             Midland, Texas  79701
                                 (915) 684-3727

                                 PROXY STATEMENT
                               ___________________


                             SOLICITATION OF PROXIES

        The accompanying Proxy is solicited on behalf of the Board of Directors of Parallel Petroleum Corporation (the "Company") in connection with the Annual Meeting of Stockholders to be held at the Midland Petroleum Club, 501 West Wall Street, Midland, Texas 79701, at 3:00 p.m. on Wednesday, May 15, 1996, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof.

         The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy, which are first being mailed to the stockholders on or about April 15, 1996, will be borne by the Company.
It is contemplated that solicitation of Proxies will be primarily by mail, but may be supplemented by personal solicitation by the Company's officers, employees and Directors for which no additional compensation will be paid.

         Any stockholder giving a Proxy may revoke it at any time before it is voted by delivering a later dated Proxy, or by notifying the Secretary of the Company either in person or by written notice specifically revoking the power to use and vote the Proxy. Stockholder attendance and voting in person at the Annual Meeting will also revoke any Proxy given by such stockholder. If no specification is made on the Proxy, the shares will be voted in accordance with the recommendation of the Board of Directors, as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting.


                        VOTING AT THE ANNUAL MEETING

         The close of business on April 12, 1996 has been fixed by the Company's Board of Directors as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of that date, the Company had issued and outstanding 14,854,108 shares of $.01 par value Common Stock.

         The Company's Certificate of Incorporation does not permit cumulative voting by the stockholders. The Common Stock is the Company's only class of voting securities outstanding. Accordingly, each holder of Common Stock as of the record date shall be entitled to cast one vote for each share of Common Stock.

         The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by Proxy, constitutes a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by Proxy at the Annual Meeting is required for the election of directors and for the ratification of the selection by the Board of Directors of KPMG Peat Marwick as the Company's auditor for 1996. Shares of Common Stock represented in person or by Proxy (including shares which abstain) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter or a Proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval. Broker non-votes on one or more matters will have no impact on such matters since they are not considered "shares present" for voting purposes.


                        STOCK OWNERSHIP OF MANAGEMENT
                        AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of April 12, 1996 with respect to the beneficial ownership of Common Stock by (i) each person known to the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each executive officer of the Company, (iii) each Director and nominee for Director of the Company, and (iv) all executive officers and Directors (and nominees) of the Company as a group:

                                                                  Percent
Name and Address                  Amount and Nature of              of
of Beneficial Owner               Beneficial Ownership (1)        Class (2)
- -------------------               ------------------------        ---------
Thomas R. Cambridge                     887,045(3)                  5.89%
  216 Texas Commerce Bank Building
  Amarillo, Texas  79109

Danny H. Conklin                        120,624(4)                      *
  730 First National Place I
  Amarillo, Texas  79701

Ernest R. Duke                          199,973(5)                   1.35%
  408 West Wall Street
  Midland, Texas  79701


Myrle Greathouse                      1,020,304(6)                   6.86%
  401 Cypress, Suite 519
  Abilene, Texas  79601

Larry C. Oldham                         781,090(7)                   5.10%
  One Marienfeld Place, Suite 465
  Midland, Texas  79701

Charles R. Pannill                       95,495(8)                      *
  3416 Acorn Run
  Fort Worth, Texas  76019

Wes-Tex Drilling Company                972,488(9)                   6.55%
  519 First National Bank Building West
  Abilene, Texas 79601

All Executive Officers and Directors
  as a Group (6 persons)              3,104,531(10)                 19.74%

___________________

 *  Less than one percent.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.

(2) Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Includes 200,000 shares of Common Stock underlying presently exercisable stock options.

(4) Includes 25,000 shares of Common Stock underlying a presently exercisable stock option.

(5) Includes 12,500 shares of Common Stock underlying a presently exercisable stock option. Also included are 74,395 shares held by Duke and Cain Partnership, a general partnership in which Mr. Duke is a partner, and 10,000 shares held in the name of Mr. Duke's wife. Mr. Duke has shared voting and investment powers with respect to such shares.

(6) Includes 972,488 shares of Common Stock held directly by Wes-Tex Drilling Company ("Wes-Tex"), a Texas corporation. Mr. Greathouse is the chairman of the board of directors and sole shareholder of Wes-Tex and, accordingly, has shared voting and investment powers with respect to such shares. Also included are 25,000 shares of Common Stock underlying a presently exercisable stock option, and 816 shares held by a twenty-two member investment club, of which Mr. Greathouse is a member, and as to which Mr. Greathouse has shared voting and investment powers. See note 9 below.

(7) Includes 587,000 shares of Common Stock underlying presently exercisable stock options.

(8) Includes 25,000 shares of Common Stock underlying a presently exercisable stock option. Also included are 1,300 shares held by Mr. Pannill as custodian for the benefit of two minor grandchildren and as to which Mr. Pannill disclaims beneficial ownership.

(9) Myrle Greathouse, a Director of the Company, is the chairman of the board of directors and sole shareholder of Wes-Tex Drilling Company. Wes-Tex has shared voting and investment powers with respect to such shares. See note 6 above.

(10) Includes 874,500 shares of Common Stock underlying presently exercisable stock options.

Beneficial Ownership Reports

         Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's Directors and officers file at specified times reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. To the Company's knowledge, all Section 16(a) filing requirements have been complied with during the year ended December 31, 1995.

                        ELECTION OF DIRECTORS

         Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The Bylaws of the Company provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by the Board of Directors. The Board of Directors has fixed the size of the Board at six directors. Accordingly, the Board of Directors is recommending that the six current Directors of the Company be re-elected. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board of Directors and the shares represented by Proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. The Board of Directors has no reason to expect that any nominee will become unavailable. Unless otherwise directed in the accompanying Proxy, it is the intention of the persons named in such Proxy to vote the shares represented by such Proxy FOR the election of the following six nominees for the offices of director of the Company to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified:

                                  Director
   Nominee                 Age     Since          Position with Company
   -------                 ---    --------        ---------------------
Thomas R. Cambridge        60      1985     Chairman of the Board of Director
                                            and Chief Executive Officer

Larry C. Oldham            42      1979     President, Treasurer and Director

Danny H. Conklin(1)        61      1985     Director

Ernest R. Duke(1)          68      1980     Director

Myrle Greathouse(2)        73      1993     Director

Charles R. Pannill(2)      69      1982     Director

_____________
(1) Member of Audit Committee
(2) Member of Compensation Committee

         Mr. Cambridge is an independent petroleum geologist engaged in the exploration for, development and production of oil and natural gas. From 1970 until 1990, such activities were carried out primarily through Cambridge & Nail Partnership, a Texas general partnership. Since 1990, such oil and gas activities have been carried out through Cambridge Production, Inc., a Texas corporation. Mr. Cambridge received a Bachelors degree and a Masters of Science degree in Geology from the University of Nebraska in 1958 and 1960, respectively.

         Mr. Oldham, a founder of the Company, has served as an officer and Director of the Company since its formation in 1979. Prior to the Company's formation, Mr. Oldham was employed by Dorchester Gas Corporation during the period 1976 to 1979 and by KPMG Peat Marwick during 1975 to 1976. Mr. Oldham became President of the Company in October, 1994, and served as Executive Vice President of the Company prior to that time. He received a Bachelor of Business Administration degree from West Texas State University in 1975. Mr. Oldham is a member of the American Institute of Certified Public Accountants and a member of the Permian Basin Landman's Association.

         Mr. Conklin is an independent petroleum geologist and a principal partner in Philcon Development Co., a privately held oil and gas exploration partnership. Mr. Conklin is a director of Boatmens' First National Bank of Amarillo, Amarillo, Texas, a director of Southwestern Public Service Company, Amarillo, Texas, and former Chairman of the Independent Petroleum Association of America. Mr. Conklin received a Bachelor of Science degree in Geology from Oklahoma State University in 1957.

         Mr. Duke is the president and majority shareholder of Mustang Mud, Inc., a privately held oil field service company. He received a Bachelor of Science degree in Geology from Southern Methodist University in 1950.

         Mr. Greathouse is the chairman of the board of directors and sole shareholder of Wes-Tex Drilling Company, a corporation engaged in contract drilling of oil and gas wells and, to a lesser extent, oil and gas exploration and production. Mr. Greathouse graduated from the University of Oklahoma in 1949 with a degree in Business Administration.

         Mr. Pannill was employed by The Western Company of North America for over thirty years until his retirement in February, 1982. During his employment with The Western Company of North America, Mr. Pannill served in various capacities, including those of an executive officer and director. He received a Bachelor of Science degree in Geology from Texas A&M University in 1950.

         Each officer of the Company is appointed annually by the Company's Board of Directors to serve at the Board's discretion and until their respective successors in office are elected and qualified. There are no family relationships between any of the Directors or officers of the Company.

Other Information; Committees of the Board

         During the fiscal year ended December 31, 1995, three meetings of the Company's Board of Directors were held. All Directors were in attendance at the meetings, except Mr. Duke was not present at one meeting, and Mr. Conklin was not present at one meeting.

         During 1995, the members of the Audit Committee were Mr. Conklin and Mr. Duke. The function of the Audit Committee is to review the results of the annual audit of the Company's financial statements and recommendations of the independent auditors with respect to the Company's accounting practices, policies and procedures and to recommend to the Board of Directors the appointment of auditors for the Company. The Audit Committee held one meeting in 1995 at which both members were present.

         Messrs. Greathouse and Pannill served as members of the Compensation Committee of the Board of Directors during 1995. The Compensation Committee administers the Company's stock option plans and has the responsibility of reviewing and recommending to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee took action one time during the fiscal year ended December 31, 1995. Both members of the Compensation Committee participated in the consideration of the compensation of the Company's executive officers and the recommendations to the full Board of Directors.

         The Company does not have a standing nominating committee. The review of recommendations for nominees for Board membership is made by the full Board of Directors.

                        EXECUTIVE COMPENSATION

Report of the Compensation Committee

         The Compensation Committee (the "Committee") of the Board of Directors is responsible for formulating and recommending to the full Board of Directors the compensation paid to the Company's two executive officers. In reviewing the overall compensation of the Company's executive officers, the Committee reviews and considers the following components of executive compensation: cash salaries, stock option grants, cash bonuses, insurance plans, and Company contributions to the Company's 408(k) retirement plan. The Committee consists of Myrle Greathouse and Charles R. Pannill, non-employee Directors of the Company.

         In establishing the compensation paid to the Company's executives, the Committee emphasizes (i) providing compensation that will motivate and retain the Company's executives and reward performance, (ii) encouraging the long-term success of the Company, and (iii) encouraging the application of prudent decision making processes in an industry marked by volatility and high risk.

         Historically, the Committee has evaluated compensation paid to the Company's executive officers annually based upon a variety of factors, including the Company's growth in oil and gas reserves, the market value of the Company's common stock, cash flow, the extent to which the Company's executive officers are able to find and create opportunities for the Company to participate in drilling or acquisition ventures having quality prospects, their ability to formulate and maintain sound budgets for the Company's drilling ventures and other business activities, the overall financial condition of the Company, and the extent to which proposed business plans are met. The Committee does not assign relative weights or rankings to these factors but instead makes a subjective determination based upon a consideration of all such factors.

         In establishing salaries for the Company's executive officers, the Committee does not rely on formal surveys or comparisons with other companies, but instead relies on their general knowledge and experience, focusing on a subjective analysis of each executive's contributions to the Company's overall performance. While specific performance levels or "benchmarks" are not used to establish salaries, the Committee does take into account historic comparisons of Company performance. With respect to awards of stock options, the Committee tries to provide the Company's executives with an incentive compensation vehicle that could result in future additional compensation to the executives, but only if the value of the Company increases for all stockholders. All stock options are granted with exercise prices equal to the fair market value of the Company's common stock on the date of grant. When awarding stock options, the Committee considers the number of options granted on prior occasions.

         The Company does not provide significant perquisites to its employees or Directors, and only one executive officer of the Company participates in the Company's group insurance and retirement plans.

         In the case of Mr. Cambridge, the Chief Executive Officer of the Company, the factors considered by the Committee in establishing recommended levels and components of compensation also include the amount of time devoted by Mr. Cambridge to the business of the Company and the fact that he does not participate in any of the Company's insurance or retirement plans. These additional factors are included and considered in the evaluation of Mr. Cambridge's compensation since he does not serve the Company as a full-time employee. In August, 1995, and after considering the Company's overall operating performance and the individual contributions made by the Company's executive officers towards the achievement of these results, including the sustained growth in the Company's oil and gas reserves, financing arrangements, increased oil and gas production, and the increased responsibilities of Mr. Cambridge generally associated with the Company's growth, the Committee determined to increase the cash compensation paid to Mr. Cambridge from $61,200 per year to $64,260 per year, an increase of $255 per month, and award a 5% cash bonus ($3,060). For the second consecutive year, the Committee determined that it would not grant any stock options to either of the Company's executive officers, including Mr. Cambridge. This decision is not a reflection on the individual performance of the executive officers of the Company, but is consistent with the Committee's conclusion that the amount of compensation, and the components of such compensation, currently being paid to the Company's executive officers are sufficient to motivate such officers and encourage ongoing efforts directed towards increasing the value of the Company for all stockholders.

         Recently enacted provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year has not been a factor in the Committee's considerations or recommendations.





                                                         Myrle Greathouse
                                                         Charles R. Pannill

Summary of Annual Compensation

         The Summary Compensation Table below sets forth for each of the three fiscal years ended December 31, 1995, a summary of the types and amounts of compensation paid to the executive officers of the Company.

                        Summary Compensation Table
                                                                        Long-Term Compensation
                                                                -------------------------------------
                                   Annual Compensation                    Awards              Payouts
                              -----------------------------     -------------------------     -------
                                                    Other
                                                    Annual      Restricted    Securities
                                                    Compen-       Stock       Underlying       LTIP       All Other
Name and Principal    Year    Salary      Bonus     sation        Awards       Options/       Payouts   Compensation
   Position           ____     ($)         ($)        ($)          ($)          SARs(#)         ($)          ($)
                              ------     -------   --------      --------      ---------      --------   -----------
T.R. Cambridge        1995    $62,475    $3,560    $   900           0               0            0             0
 Chief Executive
 Officer and          1994    $52,500    $  500    $   900           0               0            0             0
 Chairman of
 the Board of         1993    $51,500    $1,000    $   900           0         100,000            0             0
 Directors


L.C. Oldham           1995    $92,181    $5,015    $11,521(1)        0               0            0        $2,765(2)
 President,
 Treasurer            1994    $87,792    $4,800    $10,809(1)        0               0            0        $1,129(2)
 and Director
                      1993    $85,571    $1,000    $10,317(1)        0         100,000            0             0

- -----------------------

(1) Such amount includes insurance premiums for nondiscriminatory group life, medical, disability and dental insurance as follows: $9,171 for 1995; $8,445 for 1994; and $7,779 for 1993.

(2) Such amount represents contributions made by the Company to Mr. Oldham's individual retirement account maintained under the Company's 408(k) simplified employee pension plan/individual retirement account as follows:
    $2,765 for 1995; and $1,129 for 1994.

Stock Options

         The Company has in the past utilized stock options as part of its overall compensation of Directors, officers and employees. Narrative descriptions of the Company's stock option plans and outstanding stock options are set forth under the caption "Stock Option Plans" below. No stock options were granted in 1995 to either of the Company's executive officers.

         The following table sets forth certain information with respect to stock option exercises during the fiscal year ended December 31, 1995 by the executive officers of the Company and the value of each such executive officer's unexercised stock options at December 31, 1995.


                        Aggregated Option/SAR Exercises in
            Last Fiscal Year and Fiscal Year - End Option/SAR Values

                                                         Number of                   Value of
                                                      Securities Underlying        Unexercised
                                                        Unexercised               In-the-Money
                      Shares                             Options                        Options
                     Acquired                        at Fiscal Year-End (#)     at Fiscal Year-End ($) (2)
                        on           Value       ---------------------------   ----------------------------
                     Exercise      Realized(1)
   Name                (#)            ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
- --------------       --------      -----------   -----------   -------------   -----------   --------------
T.R. Cambridge        35,000        $14,350        200,000         50,000        $172,500         0  (3)

L.C. Oldham                0              0        587,000         50,000        $666,720         0  (3)

_______________

(1) The value realized is equal to the fair market value of a share of Common Stock on the date of exercise ($1.44 per share), based on the last sale price of the Company's Common Stock, less the exercise price.

(2) Value of in-the-money options is equal to the fair market value of a share of Common Stock at fiscal year-end ($1.79 per share), based on the last sale price of the Company's Common Stock, less the exercise price.

(3) The unexercisable portion of a stock option held by the named executive officer was not "in-the-money" at year-end, as the exercise price of such option ($3.94) exceeded the fair market value ($1.79) of the Company's Common Stock on such date.

                            STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Returns

                  Company            Market             Peer
Date               Index             Index              Index
- ----              -------            ------             -----
12/31/90          100.000            100.000           100.000
01/31/91           98.551            111.085            96.607
02/28/91           84.058            121.770           111.805
03/28/91           97.101            129.918           110.406
04/30/91           95.652            130.742           111.988
05/31/91           81.159            136.742           110.907
06/28/91           89.855            128.414           104.350
07/31/91           76.812            136.016           107.234
08/30/91           84.058            142.779           108.983
09/30/91           68.116            143.304           113.281
10/31/91           66.667            148.041           113.272
11/29/91           59.420            143.069           108.341
12/31/91           63.768            160.546           101.185
01/31/92           76.812            169.934           107.894
02/28/92           63.768            173.785           114.265
03/31/92           55.072            165.583           107.005
04/30/92           60.870            158.482           106.836
05/29/92           52.174            160.541           114.114
06/30/92           55.072            154.265           116.069
07/31/92           75.362            159.728           112.569
08/31/92           81.159            154.847           110.997
09/30/92           81.159            160.604           120.751
10/30/92           86.957            166.929           118.939
11/30/92           78.261            180.214           115.892
12/31/92           72.464            186.849           116.697
01/29/93           75.362            192.168           124.394
02/26/93          130.435            184.999           133.567
03/31/93          131.884            190.353           148.827
04/30/93          168.116            182.230           155.051
05/28/93          168.116            193.116           162.649
06/30/93          185.507            194.008           164.211
07/30/93          176.812            194.237           155.069
08/31/93          220.290            204.277           162.137
09/30/93          353.623            210.361           160.082
10/29/93          347.826            215.089           160.154
11/30/93          278.261            208.674           144.114
12/31/93          272.464            214.491           138.389


01/31/94          278.261            221.000           141.954
02/28/94          411.594            218.936           142.492
03/31/94          371.014            205.469           132.489
04/29/94          394.203            202.804           134.551
05/31/94          379.710            203.299           139.611
06/30/94          347.826            195.864           137.749
07/29/94          330.435            199.882           139.215
08/31/94          336.232            212.624           131.860
09/30/94          324.638            212.081           133.898
10/31/94          330.435            216.248           137.069
11/30/94          266.667            209.076           129.834
12/30/94          266.667            209.663           127.852
01/31/95          272.464            210.839           119.293
02/28/95          272.464            221.988           118.938
03/31/95          191.304            228.571           125.899
04/28/95          139.130            235.772           127.166
05/31/95          162.319            241.857           129.115
06/30/95          185.507            261.454           128.812
07/31/95          179.710            280.665           128.975
08/31/95          185.507            286.343           127.066
09/29/95          191.304            292.943           130.263
10/31/95          173.913            291.263           123.541
11/30/95          162.319            298.106           125.962
12/29/95          165.217            296.564           134.893

                                    Legend

                                        12/31/90      12/31/91       12/31/92      12/31/93       12/30/94      12/29/95
Parallel Petroleum Corporation           100.00          63.8          72.5           272.5         266.7         165.2
Nasdaq Stock Market (US Companies)       100.00         160.5         186.8           214.5         209.7         296.6
NASDAQ Stocks (SIC 1310-1319 US          100.00         101.2         116.7           138.4         127.9         134.9
   Companies) Crude Petroleum and
   Natural Gas

Notes:
 A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
 B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
 C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
 D.  The index level for all series was set to $100.0 on 12/31/90.

         The indexes in the performance graph, prepared by the Center for Research in Security Prices of the University of Chicago, compare the annual cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and a peer group index comprised of 145 U.S. companies engaged in crude oil and natural gas operations, based on a three-digit standard industrial classification ("SIC") code, whose stocks were traded on Nasdaq during the five year period ended December 31, 1995. The table assumes that the value of an investment in the Company's Common Stock and each index was $100 at the end of 1990 and that all dividends were reinvested.

Change of Control Arrangements

         The Company's outstanding stock options and stock option plans contain certain "change of control" provisions which are applicable to the Company's outstanding stock options, including the options held by Messrs. Cambridge and Oldham, and other Directors of the Company. Such provisions include the following: if (i) the Company is not the surviving entity in any merger or consolidation, (ii) the Company sells, leases or exchanges all or substantially all of its assets, (iii) the Company is to be dissolved and liquidated, (iv)
any person or group acquires beneficial ownership of more than 50% of the Company's outstanding Common Stock, or (v) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors (each such event, a "Corporate Change"), then within (a) ten days after approval by the stockholders of the Company of such merger, consolidation, sale, lease or exchange of assets or dissolution or election of directors or (b) thirty days of such change of control, the Compensation Committee (the "Committee") of the Board of Directors shall effect one or more of the following alternatives: (1) accelerate the time at which options may be exercised, (2) require the mandatory surrender to the Company by optionees of some or all of such options, in which event the Committee shall cancel such options and pay to each the "Change of Control Value", (3) make such adjustments to such options as the Committee deems appropriate to reflect such Corporate Change or (4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option is then exercisable, the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. In the event of a Corporate Change, any then outstanding options held by non-employee Directors shall become fully exercisable on the fifth day following the approval by the stockholders of the Company of such Corporate Change. The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such options.

Compensation of Directors

         Messrs. Conklin, Duke, Greathouse and Pannill, non-employee Directors of the Company, each receive $1,000 for attendance at meetings of the Board of Directors and $500 for attendance at meetings of Board committees of which they are members. All Directors are reimbursed for expenses incurred in connection with attending meetings.

         The Company's 1992 Stock Option Plan provides for the granting of a one-time option to purchase 25,000 shares of the Company's Common Stock to each individual who was a non-employee Director of the Company on March 1, 1992 and to each individual who becomes a non-employee Director following March 1, 1992. Each non-employee Director of the Company has been granted an option pursuant to these provisions of the 1992 Plan. However, no options were granted in 1995 pursuant to such arrangements.

Stock Option Plans

         1981 Non-Qualified Stock Option Plan. In May, 1981, the Company's stockholders approved and adopted a Non-Qualified Stock Option Plan (the "1981 Plan") for its officers and employees. Although the 1981 Plan expired by its own terms on March 31, 1991, one non-qualified stock option to purchase 35,000 shares of Common Stock, which was granted prior to March 31, 1991, remained outstanding and subject to the terms of the 1981 Plan until such option was exercised in June, 1995. The 1981 Plan authorized the granting of options to purchase a total of 300,000 shares of the Company's Common Stock. All stock options granted under the 1981 Plan were granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant. Subject to the right of accumulation, options granted under the 1981 Plan became exercisable as to 20% of the shares one year after the date of grant, with an additional 20% becoming exercisable at the end of each year thereafter. All options expired, unless earlier exercised, five years after the date of grant. Options were not permitted to be granted to an optionee if, immediately after the grant, the total number of shares of Common Stock beneficially owned, directly or indirectly, or subject to options held by such employee, whether then exercisable or not, exceeded 10% of the total combined voting power of all classes of shares of the Company. The 1981 Plan was administered by the Compensation Committee of the Company's Board of Directors. Members of the Compensation Committee did not participate in the 1981 Plan.

         1983 Incentive Stock Option Plan. In May, 1984, the Company's stockholders approved and adopted the Company's 1983 Incentive Stock Option Plan (the "1983 Plan"). Options granted under the 1983 Plan are intended to be

"incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which, generally, provides the holder of an "incentive" option with certain favorable tax benefits. Under the terms of the 1983 Plan, all employees of the Company were eligible to participate. The 1983 Plan authorized the granting of options to purchase a total of 750,000 shares of the Company's Common Stock. The exercise price of options granted under the 1983 Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. Options under the 1983 Plan may not be exercised until one year from the date of grant. Subject to the right of accumulation, each option is exercisable as to one-third of the shares optioned one year after the date of grant, with an additional one-third of the shares becoming exercisable at the end of each year thereafter. Options are cumulative and, to the extent not exercised in each annual period, may be exercised in whole or in part three years after the date of grant. All options expire, in any event, ten years after the date of grant. Although the 1983 Plan expired by its own terms on May 19, 1993, incentive stock options to purchase 537,000 shares of Common Stock, which were granted prior to May 19, 1993, remain outstanding and subject to all of the terms and conditions of the 1983 Plan. The 1983 Plan is administered by the Compensation Committee of the Company's Board of Directors. Members of the Compensation Committee are not eligible to participate in the 1983 Plan.

         1992 Stock Option Plan. In May, 1992, the Company's stockholders approved and adopted the Company's 1992 Stock Option Plan (the "1992 Plan").
The 1992 Plan provides for the granting to key employees (including officers and Directors who are also key employees) of the Company and Directors who are not employees of the Company of options to purchase up to an aggregate of 750,000 shares of Common Stock. Options granted under the 1992 Plan to employees may be either incentive stock options within the meaning of Section 422 of the Code, or options which do not constitute incentive stock options. Options granted to non-employee Directors will not be incentive stock options.

         The 1992 Plan is administered by the Board's Compensation Committee, none of whom are eligible to participate in the 1992 Plan except to receive a one-time option to purchase 25,000 shares at the time he becomes a Director. The Compensation Committee has the sole authority to select the employees who are to be granted options, to establish the number of shares issuable under each option and to establish such terms and conditions as may be approved by the Compensation Committee, except that the purchase price of Common Stock issued under each option shall not be less than the fair market value of the stock subject to the option at the time of grant.

         The 1992 Plan provides for the granting of an option to purchase 25,000 shares of Common Stock to each individual who was a non-employee Director of the Company on March 1, 1992 and to each individual who becomes a non-employee Director following March 1, 1992. Members of the Compensation Committee are not eligible, and shall not have been eligible at any time within one year prior to their appointment to the Compensation Committee, to participate in a Company stock plan, other than the eligibility of non-employee Directors to receive a non-qualified stock option to purchase 25,000 shares of Common Stock as described above, or to participate in any other Company stock plan which would not cause such members to cease to be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

         An option may be granted in exchange for an individual's right and option to purchase shares of Common Stock pursuant to the terms of an agreement that existed prior to the date such option is granted ("Prior Option"). An option agreement that grants an option in exchange for a Prior Option must provide for the surrender and cancellation of the Prior Option. The purchase price of Common Stock issued under an option granted in exchange for a Prior Option shall be determined by the Compensation Committee and, such purchase price may, without limitation, be equal to the price for which the optionee could have purchased Common Stock under the Prior Option.

         The Board of Directors of the Company may amend or terminate the 1992 Plan at any time, but may not in any way terminate or restrict the rights of a participant under an outstanding option without the consent of such participant. The Board of Directors may not make any alteration or amendment which would materially increase the benefits accruing to participants under the 1992 Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the 1992 Plan, change the class of individuals eligible to receive options under the 1992 Plan, or extend the term of the 1992 Plan, without the approval of the stockholders of the Company.

         The 1992 Plan will terminate upon and no further options may be granted thereunder after the expiration of ten years from the date of its adoption by the Board of Directors.

         Other Option Grants. In addition to the stock options granted pursuant to the Company's 1981, 1983 and 1992 stock option plans, the Company has, on two occasions, granted stock options to Mr. Cambridge pursuant to the general corporate powers of the Company, rather than pursuant to such plans. Upon recommendation of the Company's Compensation Committee, the Board of Directors of the Company granted a non-qualified stock option to Mr. Cambridge to purchase 150,000 shares of Common Stock at an exercise price of $.64 per share, the fair market value of the Common Stock on December 11, 1991, the date of grant. The option became exercisable as to 50,000 shares on each of December 11, 1992, 1993, and 1994. On October 18, 1993, and upon further recommendation of the Company's Compensation Committee, the Board of Directors granted a non-qualified stock option to Mr. Cambridge to purchase 100,000 shares of Common Stock at an exercise price of $3.9375 per share, the fair market value of the Common Stock on the date of grant. The option is exercisable in four equal annual increments of 25,000 shares, commencing on October 18, 1994. Neither option is transferable other than by will or the laws of descent and distribution and both options terminate ten years from the date of grant.

Retirement Plan

         The Company maintains under Section 408(k) of the Code a combination simplified employee pension ("SEP") and individual retirement account ("IRA") plan (the "SEP/IRA") for eligible employees. Generally, eligible employees include all employees who are at least twenty-one years of age.

         Company contributions to employee SEP accounts may be made from time to time at the discretion of the Company, as authorized from time to time by the Compensation Committee of the Board of Directors, and the percentage of such contributions may also vary from time to time. However, the same percentage contribution must be made for all participating employees. The Company is not required to make annual contributions to the employees SEP accounts. The Company may make tax-deductible contributions for each employee participant of up to 15% of such participant's compensation or $30,000, whichever is less. Under the prototype simplified employee pension plan adopted by the Company, all of the Company's SEP contributions must be made to SEP/IRAs maintained with the sponsor of the plan, a national investment banking firm. All contributions to employees' accounts are immediately 100% vested and become the property of each employee at the time of contribution, including employer contributions, income-deferral contributions and IRA contributions. Generally, earnings on contributions to an employee's SEP/IRA account are not subject to federal income tax until withdrawn.

         In addition to receiving SEP contributions by the Company, employees may make individual annual IRA contributions of up to the lesser of $2,000 or 100% of compensation. Each employee is responsible for the investment of funds in his or her own SEP/IRA and can select investments offered through the sponsor of the plan.

         Distributions may be taken by employees at any time and must commence by April 1st following the year in which the employee attains age 70 1/2.

         The Company presently makes matching contributions to employee accounts in an amount equal to the contribution made by each employee, not to exceed, however, 3% of each such employee's salary during any calendar year. During the fiscal year ended December 31, 1995, the Company contributed an aggregate of $6,739 to the accounts of four employee participants, of which $2,765 was allocated to the account of Mr. Oldham, the President and a Director of the Company.

Certain Transactions

         Historically, Wes-Tex Drilling Company ("Wes-Tex"), a Texas corporation, has provided contract drilling and other related oil and gas services to the Company in connection with the Company's oil and gas exploration and development activities, and it is anticipated that Wes-Tex will continue to perform contract drilling services for the Company in the future. Myrle Greathouse, a director and the sole shareholder of Wes-Tex, has served as a Director of the Company since December, 1993. During the year ended
December 31, 1995, the Company paid approximately $234,800 to Wes-Tex for contract drilling services provided by Wes-Tex during 1994. The largest aggregate amount outstanding and owed by the Company to Wes-Tex at one time during the fiscal year ended December 31, 1995 was approximately $234,800.
At December 31, 1995, the Company was not indebted to Wes-Tex.

         From time to time, Wes-Tex acquires undivided interests in oil and gas leasehold acreage from the Company and participates with the Company and other interest owners in the drilling and development of such acreage. Wes-Tex participates in such operations under standard form operating agreements on the same or similar terms afforded by the Company to nonaffiliated third parties. The Company invoices all working interest owners, including Wes-Tex, on a monthly basis, without interest, for their pro rata share of lease acquisition, drilling and operating expenses. During the year ended December 31, 1995, the Company billed Wes-Tex the aggregate amount of approximately $26,400 for Wes-Tex's proportionate share of lease operating expenses incurred on properties operated by the Company. The largest amount owed to the Company by Wes-Tex at any one time during the year ended December 31, 1995 for its share of lease operating expenses was approximately $12,000, and at December 31, 1995, Wes-Tex owed the Company approximately $1,600 for such expenses. During the fiscal year ended December 31, 1995, the Company disbursed approximately $93,800 to Wes-Tex in payment of revenues attributable to Wes-Tex's pro rata share of the proceeds from sales of gas and oil produced from properties in which Wes-Tex and the Company owned interests.

         In February, 1995, the Company privately placed 644,150 shares of its Common Stock for the urpose of repaying a portion of the Company's bank debt. Wes-Tex purchased 40,000 shares of Common Stock for $100,000 and Barbara Duke, the wife of E. R. Duke, a Director of the Company, purchased 10,000 shares for $25,000. The shares were purchased on the same terms as all other investors in the offering.

         E. R. Duke, a Director of the Company, is the sole shareholder and director of Mustang Mud, Inc. ("Mustang"), an oil field service company primarily engaged in the sale and application of drilling fluids and chemicals used in the drilling of wells. The Company has, in the past, purchased supplies and services from Mustang in connection with the Company's drilling activities. Although the Company did not purchase any supplies or services from Mustang in 1995, the Company paid approximately $2,500 to Mustang in 1995 for supplies and services provided by Mustang in 1994. The Company was not indebted to Mustang at December 31 1995.

         Mr. Duke and Mustang each own interests in three oil properties in which the Company also owns interests, two of which are operated by the Company. In 1995, the Company billed Mr. Duke and Mustang the aggregate amount of approximately $12,100 and $2,300, respectively, for lease operating expenses. During the same period, Mr. Duke and Mustang paid the Company approximately $11,500 and $2,300, respectively. At December 31, 1995, Mr. Duke and Mustang owed the Company approximately $1,200 and $120, respectively, for their pro rata share of lease operating expenses. During 1995, the Company disbursed approximately $69,600 and $3,500, respectively, to Mr. Duke and Mustang in payment of their pro rata share of the proceeds from sales of oil produced from properties in which Mr. Duke, Mustang and the Company owned interests.

         During the year ended December 31, 1995, Cambridge Production, Inc. ("CPI"), a corporation owned by Mr. Cambridge, served as operator of 18 wells on oil and gas leases in which the Company owned an interest. Generally, the operator of a well is responsible for the day to day operations on the lease, overseeing of production, employment of field personnel, maintenance of production and other records, determining the location and timing of drilling of wells, gas contract administration, joint interest billings, revenue distribution, making various regulatory filings, reporting to working interest owners and other matters. During 1995, CPI billed the Company approximately $348,000, which included $201,000 for the Company's pro rata share of lease operating expenses and $147,000 for the Company's pro rata share of drilling expenses. Of the total amount billed to the Company, approximately $330,000 was paid by the Company to CPI during 1995. The largest amount owed by the Company to CPI at any one time during 1995 was approximately $59,800, and at December 31, 1995, the Company owed CPI approximately $20,600. CPI's billings to the Company are made monthly on the same basis as made to all other working interest owners in the wells. The Company's pro rata share of oil and gas sales during 1995 from the wells operated by CPI was approximately $130,000.

         The Company owns a 25% working interest in the Southeast Leedey Prospect in Custer County, Oklahoma, which is operated by Philcon Development Co. ("Philcon"), a privately owned partnership engaged in the exploration for, development and production of oil and gas. Danny H. Conklin, a Director of the Company, is a principal partner of Philcon. During 1995, the Company paid Philcon approximately $74,700 for the Company's pro rata share of lease costs and related drilling and operating expenses, of which $4,124 was billed by Philcon to the Company in 1995 and the remainder of which was billed to the Company in 1994. The Company was not indebted to Philcon at December 31, 1995. The largest aggregate amount outstanding and owed by the Company to Philcon at any one time during 1995 was approximately $70,300.

         Management of the Company believes that each of the above referenced transactions was made on terms no less favorable than if such transactions had been entered into with an unrelated party.




               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors, subject to ratification by the stockholders at the Annual Meeting, has reappointed KPMG Peat Marwick, independent public accountants, as independent auditors for the year 1996. If the stockholders do not ratify this appointment, the Board may consider other independent public accountants or continue the appointment of KPMG Peat Marwick. KPMG Peat Marwick has been the Company's independent accountants since 1979.

         Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting of Stockholders and will be afforded an opportunity to make a statement at the Annual Meeting if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

         Stockholders are requested to vote FOR the ratification of the reappointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending December 31, 1996.


                        OTHER MATTERS

         The Company's Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, however, it is intended that the persons named in the enclosed Proxy will vote said Proxy in accordance with their best judgment on such matters.

         Stockholders may obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission upon written request addressed to the Secretary of the Company, One Marienfeld Place, Suite 465, 110 N. Marienfeld, Midland, Texas 79701.


                  STOCKHOLDER PROPOSALS

         Stockholders desiring to submit proposals for action at the Company's 1996 annual meeting of stockholders must submit such proposals to the Company at its principal executive office on or before December 28, 1996. Proposals should be sent to the Secretary of the Company, One Marienfeld Place, Suite 465, 110
N. Marienfeld, Midland, Texas 79701. The use of certified mail, return receipt requested, is suggested.


                                       By Order of the Board of Directors



                                             THOMAS W. ORTLOFF
                                             Secretary


Midland, Texas
April 15, 1996



                        PARALLEL PETROLEUM CORPORATION
                ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 1996

PROXY

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas R. Cambridge and Larry C. Oldham, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of PARALLEL PETROLEUM CORPORATION of record in the name of the undersigned at the close of business on April 12, 1996, which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated April 15, 1996, receipt of which is acknowledged.

1. ELECTION OF DIRECTORS:

   ___ FOR ALL NOMINEES LISTED BELOW       ___ WITHHOLD AUTHORITY
       (except as marked to the contrary)      (to vote for all nominees below)

       (INSTRUCTIONS: To withhold authority to vote for any nominee below, strike a line through the nominee's name)

       Thomas R. Cambridge, Danny H. Conklin, Ernest R. Duke, Myrle Greathouse, Larry C. Oldham, Charles R. Pannill.


2. APPROVAL OF SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

    ___  FOR                       ___  AGAINST                 ___ ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.


This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no indication is made, this Proxy will be voted FOR Proposals 1 and 2.





                 ______________________________________________________________
                 Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian , please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                 ______________________________________________________________
                                            Signature


                 ______________________________________________________________
                                      Signature if held jointly

                 ______________________________________________________________

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                 CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-
                 PAID ENVELOPE.
                 ______________________________________________________________


DATED ___________________________, 1996